UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): January 23, 2008

Owens Corning

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 1-33100

DE	43-2109021
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Owens Corning Parkway, Toledo, OH 43659

(Address of Principal Executive Offices, Including Zip Code)

419-248-8000

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.	Material Impairments.

As described more fully in Item 8.01 below, on January 23, 2008, Owens Corning and certain of its affiliates reached definitive agreement with respect to the sale of the Company’s composite manufacturing facilities located in Battice, Belgium and Birkeland, Norway for an aggregate gross purchase price of €155 million (approximately $225 million). Owens Corning previously announced that it planned to sell the two composite manufacturing facilities to address regulatory concerns associated with Owens Corning’s acquisition of Saint-Gobain’s Reinforcements and Composite Fabrics businesses on October 31, 2007.

As a result of reaching the referenced definitive agreement on January 23, 2008, Owens Corning concluded that an impairment charge of approximately $50 million is required as a result of the proceeds to be realized upon consummation of the transaction. Such impairment charge will be recorded in the fourth quarter of 2007. The Company does not expect the impairment charge to result in material future cash expenditures.

Item 8.01.	Other Events.

On January 23, 2008, Owens Corning and certain of its affiliates (collectively, the “Company”) reached definitive agreement with Platinum Equity Capital Partners International II, L.P., and certain of its affiliates (collectively, “Platinum Equity”) with respect to the sale of the Company’s composite manufacturing facilities located in Battice, Belgium and Birkeland, Norway to Platinum Equity (the “Transaction”) for an aggregate gross purchase price of €155 million (approximately $225 million based on exchange rates at December 31, 2007). Owens Corning previously announced that it planned to sell the two composite manufacturing facilities to address regulatory concerns associated with Owens Corning’s acquisition of Saint-Gobain’s Reinforcements and Composite Fabrics businesses on October 31, 2007.

In addition to the manufacturing facilities, the Transaction includes the transfer of other assets related to the ongoing operation of such facilities, including intellectual property rights and precious metals utilized in production tooling. After costs associated with the Transaction and to position the business as an ongoing concern, Owens Corning expects to realize net proceeds of approximately $185 million, consisting of cash proceeds of approximately $175 million plus the assumption of certain liabilities by the purchaser. Consummation of the Transaction is subject to customary closing conditions, including regulatory approval. Owens Corning currently expects the Transaction to close in the first quarter of 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OWENS CORNING

Date: January 29, 2008	By:	/s/ Stephen K. Krull
Stephen K. Krull Senior Vice President, General Counsel and Secretary